Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141744

PROSPECTUS SUPPLEMENT No. 2
DATED DECEMBER 7, 2007
TO PROSPECTUS DATED
May 16, 2007 OF

NUTRACEA

32,050,000 SHARES
COMMON STOCK
_________

The final prospectus of NutraCea dated May 16, 2007, as amended by prospectus supplement dated May 16, 2007 and prospectus supplement dated November 15, 2007, is supplemented to include the following updated information:

Selling Security Holders Table

The “Selling Security Holders” table contained in the final prospectus dated May 16, 2007 is updated to reflect a transfer to the Fort Mason Master LP of warrants to purchase a total of 300,000 shares of NutraCea common stock warrants immediately exercisable.  These shares were previously held beneficially by Nite Capital, LP.  Percentage of beneficial ownership is based on approximately 142,776,599 shares of common stock outstanding as of November 2, 2007.

	Common Shares Beneficially Owned Prior to Offering	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Offering
Name of Selling Shareholder			Number	Percentage

Fort Mason Master LP (4)	2,535,570	2,253,840	281,730	*
Fort Mason Partners LP (4)	164,430	146,160	18,270	*
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*	Represents holdings of less than one percent

(4)
The shares listed herein are owned by Fort Mason Master, L.P, and Fort Mason partners, L.P. (collectively, the “Fort Mason Funds”).  1,033,010 shares of common stock underlying warrants immediately exercisable are held of record by Fort Mason Master, L.P. and 66,990 of common stock underlying warrants immediately exercisable are held of record by Fort Mason Partners, L.P.  Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German disclaim beneficial ownership of the shares, except to the extent of its or his pecuniary interest, if any.  In addition, reported ownership includes shares registered under Registration Number 333-129839.